Exhibit 99.1

Ever Glory International Group, Inc. to Transfer to The Nasdaq Global Market

NANJING, China, December 19, 2014 /PRNewswire/ -- Ever-Glory International Group, Inc. (the "Company" or "Ever-Glory") (NYSE MKT: EVK), a leading apparel supply chain manager and retailer based in China, today announced that it will voluntarily transfer the listing of its common stock to The NASDAQ Global Market from NYSE MKT. Trading on The NASDAQ Global Market is expected to commence on December 31, 2014 under its current trading symbol “EVK”. The Company’s common stock will continue to trade on the NYSE MKT until the market close on December 30, 2014.

“We are pleased to announce our transfer to The NASDAQ Global Market. We believe our move to NASDAQ will improve the visibility of our stock, enhance trading liquidity in our shares, and provide us with greater exposure to institutional investors.” Edward Yihua Kang, Chairman and Chief Executive Officer of the Company, commented. “While we are looking forward to our new relationship with NASDAQ, the NYSE was our listing home for many years, and they have served us well over that time.”

“We are extremely pleased to welcome Ever-Glory International to Nasdaq," said Bob McCooey, Senior Vice President at Nasdaq. "Ever-Glory will be joining other great apparel companies on our market, and we look forward to our partnership with Ever-Glory in the years to come”

About Ever-Glory International Group, Inc.

Based in Nanjing, China, Ever-Glory International Group, Inc. is a leading apparel supply chain manager and retailer in China. Ever-Glory was the first Chinese apparel Company listed on NYSE MKT (previously American Stock Exchange), and has a focus on middle-to-high grade casual wear, outerwear, and sportswear brands. Ever-Glory maintains global strategic partnerships in Europe, the United States, Japan, and China, conducting business with several well-known brands and retail chain stores. In addition, Ever-Glory operates its own domestic chain of retail stores known as "LA GO GO."

Safe Harbor Statement

Certain statements in this release made by or on behalf of the Company are "forward looking statements" within the meaning of the federal securities laws. In particular, this document includes forward-looking statements relating, but not limited to, expectations regarding the timing of the proposed delisting from the NYSE MKT and listing on NASDAQ and the potential benefits of listing on NASDAQ. The forward looking statements are subject to a number of risks and uncertainties including, without limitation, changes in market conditions, the continued integrity of the stock exchanges’ systems and other risk factors that we identified Company's latest Annual Report on Form 10-K and other documents that the Company files from time to time with the U.S. Securities and Exchange Commission. The actual results the Company achieves (including, without limitation, the results stemming from the future implementation of the Company's strategies and the revenue, net income and new retail store projections set forth herein) may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties (many of which are beyond the Company's control). These statements are based on management's current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.